UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 7, 2006
SIOUXLAND ETHANOL, LLC
(Exact name of small business issuer as specified in its charter)

Nebraska (State or other jurisdiction of incorporation or organization)	333-123473 (Commission File Number)	22-3902184 (I.R.S. Employer Identification No.)
110 East Elk St.
Jackson, Nebraska 68743
(Address of principal executive offices)
(402) 632-2676
(Issuer’s telephone number)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(c))

Item 1.01. Entry Into a Material Definitive Agreement.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement
SIGNATURES

Item 1.01. Entry Into a Material Definitive Agreement.
     On December 7, 2006, we entered into two Railroad Car Lease Agreements (the “Car Leases”) with Trinity Industries Leasing Company, a Delaware corporation (“Trinity”), pursuant to which we agreed to lease a total of 50 hopper cars which we will use to transport commodities to and from our Jackson, Nebraska ethanol production facility which is currently under construction. The first Car Lease is for 15 cars and provides for a base monthly rental per car of $668 and has a minimum lease term of 60 months. The second Car Lease is for 35 cars and provides for a base monthly rent per car of $618 and has a minimum term of 120 months. Each Car Lease will continue beyond the minimum term on a month-to-month basis until either party notifies the other of its intent to cancel such Car Lease.
     The base monthly rents under the Car Leases are subject to one-time adjustments as of the delivery dates of the first cars delivered based on (i) changes in yield to maturity of on-the-run ten year U.S. Treasure Notes yielding 4.42% at January 12, 2006 versus the yield to maturity on such notes as of the delivery date and (ii) changes to steel and other raw material costs over the estimated raw materials cost implicit in a sale price per car of $72,310. Monthly rates are also subject to escalation in the event of changes in car design required by the Department of Transportation, Association of American Railroads or other regulatory authorities. In addition, a surcharge of $0.03 per mile will be assessed for each mile in excess of 36,000 miles per year a car travels. We have secured our obligations under the Car Leases with an irrevocable standby bank letter of credit in the amount of $381,000.
     There is no affiliation between us and Trinity and the terms of the Car Leases were negotiated at arms-length.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement
     See the information set forth under Item 1.01 of this Report, all of which is incorporated by reference into this Item 2.03.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIOUXLAND ETHANOL, LLC
December 8, 2006	/s/ Tom Lynch
Tom Lynch, President